                                                                   EXHIBIT 99.1

FOR RELEASE JANUARY 18, 2000
FOR MORE INFORMATION CONTACT:
John Wilcox, Financial Reporting - (360) 679-4181
Joe Sexton, Corporate Relations - (360) 679-4181

               INTERWEST BANCORP, INC. QUARTERLY FINANCIAL RESULTS

         OAK HARBOR, WA - JANUARY 18, 2000 - InterWest Bancorp, Inc. (Nasdaq:
IWBK) (InterWest Bancorp) today announced net income of $5.5 million for the quarter ended December 31, 1999, compared to net income of $5.8 million for the quarter ended September 30, 1999, and $7.4 million for the quarter ended December 31, 1998. The decrease in net income from the quarter ended September 30, 1999 was primarily due to expenses for severance contracts incurred in conjunction with recent acquisitions, declines in investment product fees and mortgage lending volumes due to seasonal declines and the interest rate environment, and costs associated with the Year 2000 event. The decrease in net income from the quarter ended December 31, 1998 was primarily due to a decrease in the gain on sale of loans of $2.6 million, net of taxes. These decreases from prior quarters were partially offset by an increase in net interest income.

HIGHLIGHTS QUARTER ENDED DECEMBER 31, 1999

         - DILUTED NET INCOME PER SHARE WAS $0.34 for the quarter December 31, 1999, compared to $0.37 for the quarter ended September 30, 1999, and $0.46 for the quarter ended December 31, 1998.

         - RETURN ON AVERAGE SHAREHOLDERS' EQUITY WAS 12.25 PERCENT for the quarter ended December 31, 1999, compared to 13.33 percent for the quarter ended September 30, 1999, and 16.89 percent for the quarter ended December 31, 1998.

         - NET INTEREST MARGIN WAS 3.67 PERCENT for the quarter ended December 31, 1999, compared to 3.74 percent for the quarter ended September 30, 1999, and 3.58 percent for the quarter ended December 31, 1998. The decrease in net interest margin compared to the quarter ended September 30, 1999 was primarily due to issuance of trust preferred securities and increases in non-interest-bearing cash in conjunction with the Year 2000 event.

         - LOAN GROWTH. During the quarter ended December 31, 1999, loans receivable increased by $110.7 million. Commercial and commercial real estate loans increased by $60.1 million and totaled $751.8 million or 43.7 percent of the total loan portfolio as of December 31, 1999.

         - CAPITAL MANAGEMENT. On November 15, 1999, $40 million of trust preferred securities were issued. On November 16, 1999, the Board of Directors of InterWest Bancorp authorized the purchase of an additional 5 percent of InterWest Bancorp's outstanding shares over the next twelve months. During the quarter ended December 31, 1999, InterWest Bancorp repurchased 392,500 shares (2.4 percent of the total common shares outstanding) at a total price of $7.6 million.

         - ACQUISITIONS. InterWest Bancorp completed the acquisition of NBT Northwest Bancorp of Tukwila, Washington and its subsidiary, National Bank of Tukwila on October 1, 1999.

         "We are pleased with the growth in our loan portfolio and the corresponding increase in net interest income. However, our net income and other financial performance ratios have declined compared to the quarter ended September 30, 1999 due to severance contracts, seasonal declines in investment product fees, and reduced opportunities to originate and sell loans," said Stephen M. Walden, President and Chief Executive Officer.

         On September 14, 1999, InterWest Bancorp entered a definitive agreement to acquire Liberty Bay Financial Corporation (Liberty) of Poulsbo, Washington and its subsidiary, North Sound Bank. North Sound Bank operates eight branch offices located on the Olympic Peninsula in Washington state. Liberty had total consolidated assets of $179 million and shareholders' equity of $20.9 million as of December 31, 1999. It is anticipated that the acquisition will be completed during the quarter ending June 30, 2000, subject to the approval of applicable regulatory authorities and the shareholders of Liberty. The transaction will be accounted for using the purchase method.

         On October 1, 1999, InterWest Bancorp completed the acquisition of NBT Northwest Bancorp (NBT) and its wholly owned subsidiary, National Bank of Tukwila. Under the terms of this transaction, NBT merged into InterWest Bancorp and National Bank of Tukwila became a subsidiary of InterWest Bancorp. National Bank of Tukwila operates one office in south King County. Each share of NBT common stock was exchanged for 0.88 shares of InterWest Bancorp common stock and resulted in the issuance of 677,109 shares. At the acquisition date NBT had total consolidated assets of $53.0 million and shareholders' equity of $4.9 million. The transaction was accounted for using the purchase method and resulted in the recording of approximately $9.7 million in goodwill by InterWest Bancorp.

         As of December 31, 1999, InterWest Bancorp was the holding company for four wholly owned banking subsidiaries: InterWest Bank, Pacific Northwest Bank, Kittitas Valley Bank, N.A. and National Bank of Tukwila. On January 3, 2000, Kittitas Valley Bank, N.A. was merged into Pacific Northwest Bank. The discussion and analysis included in this document is presented for the consolidated financial statements of InterWest Bancorp and subsidiaries, which is collectively defined as InterWest.

         NET INTEREST MARGIN

         InterWest's net interest margin was 3.67 percent for the quarter ended December 31, 1999, compared to 3.74 percent for the quarter ended September 30, 1999, and 3.58 percent for the quarter ended December 31, 1998. Several factors have influenced the decrease in net interest margin from the quarter ended September 30, 1999.

         Net interest margin decreased from the quarter ended September 30, 1999 primarily as a result of an increase in the cost of funds and an increase in non-interest-bearing cash in conjunction with the Year 2000 event. The cost of funds increased as a result of rising interest rates which increased both cost of deposits and cost of borrowings. The cost of borrowings also increased due to the issuance of $40 million of trust preferred securities at a rate of 9.875 percent. The effect that the increase in the cost of funds had on net interest margin was partially offset by an increase in the yield earned on loans, securities and other interest-earning assets compared to the prior quarter due to rising interest rates and loan growth in higher yielding commercial lending.

RESULTS OF OPERATIONS

         Net income was $5.5 million for the quarter ended December 31, 1999, compared to $5.8 million for the quarter ended September 30, 1999, and $7.4 million for the quarter ended December 31, 1998. . The decrease in net income from the quarter ended September 30, 1999 was primarily due to expenses for severance contracts in connection with recent acquisitions, declines in investment product fees and mortgage lending volumes due to seasonal declines and the interest rate environment, and costs associated with the Year 2000 event. The decrease in net income compared to the quarter ended December 31, 1998 was primarily due to a decrease in the gain on sale of loans of $2.6 million, net of taxes. These decreases in net income were partially offset by an increase in net interest income as compared to prior periods.

         Net interest income before provision for losses on loans was $23.1 million for the quarter ended December 31, 1999, compared to $21.9 million for the quarter ended September 30, 1999, and $20.6 million for the quarter ended December 31, 1998. The increase in net interest income was primarily due to an increase in the average balances of interest-earning assets.

         Non-interest income was $4.3 million for the quarter ended December 31, 1999, compared to $4.8 million for the quarter ended September 30, 1999, and $7.8 million for the quarter ended December 31, 1998. The decrease in non-interest income from the quarter ended September 30, 1999 was primarily due to a decrease in the gain on the sale of loans and seasonal declines in investment product fees. The decrease in non-interest income from the quarter ended December 31, 1998, was primarily due to a decrease in the gain on sale of loans.

         Non-interest expense was $18.4 million for the quarter ended December 31, 1999, compared to $17.5 million for the quarter ended September 30, 1999, and $16.8 million for the quarter ended December 31, 1998. The increase in non-interest expense compared to the quarters ended September 30, 1999 and December 31, 1998 was due to the acquisition of National Bank of Tukwila which increased non-interest expense by $515,000, including goodwill amortization, and the accrual of severance contracts in connection with recent acquisitions totaling $420,000. Excluding National Bank of Tukwila expenses and severance contracts, non-interest expense is consistent with the quarter ended September 30, 1999, and has increased by $735,000 or four percent compared to the quarter ended December 31, 1998.

         The efficiency ratio was 67.3 percent for the quarter ended December 31, 1999, compared to 65.5 percent for the quarter ended September 30, 1999, and 59.0 percent for the quarter ended December 31, 1998.

         Income tax expense was $2.9 million for the quarter ended December 31, 1999, compared to $2.9 million for the quarter ended September 30, 1999, and $3.8 million for the quarter ended December 31, 1998. The effective tax rate was 34.9 percent for the quarter ended December 31, 1999, compared to
34.0 percent for the quarter ended December 31, 1998. The higher effective tax rate for 1999 was primarily due to higher goodwill amortization that is not deductible for federal income tax purposes.

         FINANCIAL CONDITION

         InterWest's total consolidated assets were $2.78 billion as of December 31, 1999, compared to $2.58 billion as of September 30, 1999, and $2.60 billion as of December 31, 1998.

         Non-interest bearing cash increased to $104.4 million as of December 31, 1999, compared to $70.6 million as of September 30, 1999 and $70.2 million as of December 31, 1998. This increase was due to the build-up of cash reserves for the Year 2000 event.

         Loans receivable were $1.67 billion as of December 31, 1999, compared to $1.56 billion as of September 30, 1999, and $1.35 billion as of December 31, 1998. It is management's intention to increase the loan portfolio, which should have a positive impact on net interest income. Growth in the loan portfolio would have been more significant during the quarter ended December 31, 1999; however, $57.7 million of single-family mortgages were securitized into securities available for sale during the quarter. It is currently InterWest's strategy to originate and securitize single-family mortgage loans rather than purchasing mortgage-backed securities. Management believes this will increase yields, liquidity and reduce regulatory capital requirements.

         It is management's intention to continue to emphasize growth in commercial lending. During the quarter ended December 31, 1999, outstanding principal balances of commercial and commercial real estate loans increased a total of $60.1 million to $751.8 million or 43.7 percent of the total loan portfolio. This increase was due to the acquisition of National Bank of Tukwila and loan growth at InterWest Bank and Pacific Northwest Bank. Increases in commercial lending increased the yield earned on the loan portfolio and net interest income.

         Total liabilities were $2.61 billion as of December 31, 1999, compared to $2.41 billion as of September 30, 1999, and $2.43 billion as of December 31, 1998.

         Non-interest-bearing deposits were $212.9 million as of December 31, 1999, compared to $197.7 million as of September 30, 1999 and $188.6 million as of December 31, 1998. The increase from September 30, 1999 was primarily due to the acquisition of National Bank of Tukwila. Non-interest bearing deposits represented 13.3 percent of total deposits as of December 31, 1999, compared to 12.5 percent of total deposits as of September 30, 1999, and 12.3 percent as of December 31, 1998.

         Interest-bearing transaction accounts (which includes interest-bearing checking, money market and savings accounts) were $571.1 million as of December 31, 1999, compared to $548.4 million as of September 30, 1999, and $554.4 million as of December 31, 1998. Interest-bearing transaction accounts represented 35.8 percent of total deposits as of December 31, 1999, compared to 34.8 percent of total deposits as of September 30, 1999, and 35.9 percent as of December 31, 1998.

         Certificates of deposit totaled $814.3 million as of December 31, 1999, compared to $832.8 million as of September 30, 1999, and $797.0 million as of December 31, 1998. Certificates of deposit represented 50.9 percent of total deposits as of December 31, 1999, compared to 52.7 percent of total deposits as of September 31, 1999, and 51.8 percent as of December 31, 1998.

         Management is continuing to pursue initiatives to increase the percentage of non-interest-bearing deposits and interest-bearing transaction deposits relative to certificates of deposit. This activity should increase net interest income and service fee revenue.

         On November 15, 1999, InterWest issued $40 million of 9.875 percent trust preferred securities. The securities will not mature before November 15, 2009, and not later than November 15, 2029. InterWest intends to use the net proceeds for general corporate purposes including stock repurchases and investments in the subsidiary banks. The securities will qualify as Tier 1 capital for InterWest Bancorp under the capital guidelines of the Federal Reserve Board.

SHAREHOLDERS' EQUITY

         On November 16, 1999, the Board of Directors of InterWest Bancorp authorized the repurchase of an additional 5 percent of InterWest Bancorp's outstanding shares of common stock in the open market over the next twelve months. The Board of Directors previously approved a stock repurchase plan of 5 percent on January 20, 1999. During the quarter ended December 31, 1999, 392,500 shares, or 2.4 percent of the shares outstanding, were repurchased at a total price of $7.6 million. InterWest's total shareholders' equity was $171.7 million as of December 31, 1999, compared to $165.3 million as of September 30, 1999. For the quarter ended December 31, 1999, InterWest declared dividends of $0.14 per share, consistent with the previous five quarters.

ASSET QUALITY

         Total non-performing assets were $15.3 million or 0.55 percent of total assets as of December 31, 1999, compared to $14.5 million or 0.56 percent of total assets as of September 30, 1999, and $19.8 million or 0.76 percent as of December 31, 1998. Non-accrual loans were $11.0 million as of December 31, 1999, compared to $10.9 million as of September 30, 1999, and $12.4 million as of December 31,

1998. Real estate owned through foreclosure was $4.3 million as of December 31, 1999, compared to $3.6 million as of September 30, 1999, and $7.4 million as of December 31, 1998.

         InterWest's allowance for losses on loans was $15.2 million or 0.90 percent of loans receivable as of December 31, 1999, compared to $14.1 million or 0.90 percent of loans receivable as of September 30, 1999, and $13.5 million or 0.99 percent of loans receivable as of December 31, 1998. The change in the allowance for losses on loans from September 30, 1999 was due to addition of the allowance acquired from National Bank of Tukwila of $778,000, a provision for losses on loans of $550,000 and net loan charge-offs of $269,000. The allowance for losses on loans was 138.7 percent of non-accrual loans as of December 31, 1999, as compared to 129.6 percent as of September 30, 1999, and 109.2 percent as of December 31, 1998. The allowance for losses on loans is maintained at a level sufficient to provide for estimated losses based on the evaluation of known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio.

         As of the current date, InterWest Bancorp conducts its financial service business through the 55 offices of its banking subsidiaries:
InterWest Bank, Pacific Northwest Bank and National Bank of Tukwila. A full range of non-traditional financial products are available through InterWest Financial Services Inc. and insurance products are provided through InterWest Insurance Agency, Inc., which are subsidiaries of InterWest Bank.

         In this document, InterWest has included certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements". InterWest has used "forward looking statements" to describe future plans and strategies including expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include interest rate trends, the general economic climate in Washington state and the country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.

                       INTERWEST BANCORP AND SUBSIDIARIES
                           Financial Data (unaudited)
            (Dollars in thousands except per share and share amounts)


                                                                       QUARTER ENDED
                                                                       -------------
                                               DEC. 31, 1999           SEPT. 30, 1999            DEC. 31, 1998
                                               -------------           --------------            -------------
FINANCIAL RATIOS:
Return on average assets                            0.81%                    0.92%                    1.20%
Return on average equity                           12.25%                   13.33%                   16.89%
Efficiency ratio                                   67.34%                   65.52%                   58.99%

NET INTEREST MARGIN
Total yield on earnings assets                      8.01%                    7.89%                    7.83%
Total cost of funds                                 4.35%                    4.18%                    4.33%
Net interest spread                                 3.66%                    3.71%                    3.50%
Net interest margin                                 3.67%                    3.74%                    3.58%

ALLOWANCE FOR LOSSES ON LOANS
Balance at beginning of period                    $14,123                  $13,803                  $13,224
Provision for losses on loans                         550                      502                      498
Allowance acquired                                    778                       --                       --
Loans charged off, net of
recoveries                                          (269)                    (182)                    (195)
                                                 --------                 --------                 --------
Balance at end of period                          $15,182                  $14,123                  $13,527

Allowance for losses on loans as
a percentage of:
    Total loans receivable                          0.90%                    0.90%                    0.99%
    Non-accrual loans                             138.65%                  129.58%                  109.16%

SHAREHOLDERS' EQUITY
Book value per share                               $10.87                   $10.71                   $11.18
Equity to assets                                    6.17%                    6.41%                    6.74%



                                           DEC. 31, 1999              SEPT. 30, 1999             DEC. 31, 1998
                                           -------------              --------------             -------------
DEPOSITS                                                   %                           %                          %
Non-interest-bearing                          $212,880     13.3           $197,732     12.5          $188,631     12.3
Interest-bearing checking                      173,751     10.9            171,578     10.9           177,442     11.5
Money market                                   300,267     18.8            273,537     17.3           270,221     17.5
Savings                                         97,035      6.1            103,306      6.6           106,750      6.9
Certificates of deposit                        814,257     50.9            832,796     52.7           797,046     51.8
                                               -------     ----            -------     ----           -------     ----
Total                                       $1,598,190                  $1,578,949                 $1,540,090

LOAN PORTFOLIO
Real estate mortgage loans
   Single-family residential                  $462,853     26.9           $448,068     27.9          $580,418     39.3
   Multi-family residential                     78,340      4.6             74,223      4.6            61,190      4.1
   Commercial                                  441,782     25.7            402,580     25.0           278,991     18.9
Real estate construction                       268,483     15.6            245,690     15.3           195,810     13.3
Consumer loans                                 104,446      6.1             97,153      6.0            80,832      5.5
Commercial loans                               310,059     18.0            289,185     18.0           229,350     15.5
Agricultural loans                              54,071      3.1             51,961      3.2            50,023      3.4
                                                ------      ---             ------      ---            ------      ---
                                             1,720,034                   1,608,860                  1,476,614
Less:
   Loans held for sale                          22,397                      23,138                    101,782
   Allowance for losses on loans                 5,182                      14,123                     13,527
   Deferred loan fees and discounts             10,140                      10,015                      8,693
                                                ------                      ------                      -----
   Total loans receivable                   $1,672,315                  $1,561,584                 $1,352,612

NON-PERFORMING ASSETS
Non-accrual loans                              $10,950                     $10,899                    $12,392
Real estate owned through                        4,313                       3,560                      7,421
foreclosure                                      -----                       -----                      -----

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Total non-performing assets                    $15,263                     $14,459                    $19,813
Percent of total assets                          0.55%                       0.56%                      0.76%



                                               DEC. 31, 1999           SEPT. 30, 1999           DEC. 31, 1998
                                               -------------           --------------           -------------
CONSOLIDATED STATEMENTS OF FINANCIAL
CONDITION

ASSETS
Cash and cash equivalents:
      Non-interest-bearing                        $104,415                 $70,623                  $70,245
      Interest bearing                               9,647                  10,471                   16,441
Federal funds sold                                      --                      --                   14,451
Securities available for sale, at                  747,982                 700,550                  825,646
estimated fair value
Securities held to maturity                         68,896                  70,692                   81,654
Loans receivable, net                            1,672,315               1,561,584                1,352,612
Loans held for sale                                 22,397                  23,138                  101,782
Interest receivable                                 16,781                  15,962                   15,796
Real estate held for sale and for                    8,955                   8,260                   11,812
development
FHLB stock, at cost                                 44,347                  42,536                   40,232
Premises and equipment, net                         53,847                  54,132                   51,397
Intangible assets                                   21,544                  11,999                   14,088
Other assets                                        11,442                   9,592                    5,405
                                                    ------                   -----                    -----
Total assets                                    $2,782,568              $2,579,539               $2,601,561

LIABILITIES
Non-interest-bearing deposits                     $212,880                $197,732                 $188,631
Interest-bearing deposits                        1,385,310               1,381,217                1,351,459
                                                 ---------               ---------                ---------
Total deposits                                   1,598,190               1,578,949                1,540,090
FHLB advances                                      670,234                 682,238                  718,709
Securities sold under                              282,655                 131,972                  133,992
agreements to repurchase
Trust preferred securities                          40,000                      --                       --

                                       17


Other borrowings                                     4,370                   3,700                    4,034
Other liabilities                                   15,399                  17,374                   29,453
                                                    ------                  ------                   ------
Total liabilities                                2,610,848               2,414,233                2,426,278



                                                 DEC. 31, 1999           SEPT. 30, 1999           DEC. 31, 1998
                                                 -------------           --------------           -------------
SHAREHOLDERS' EQUITY
Common stock, no par value                                --                      --                       --
Paid in capital                                       33,297                  26,127                   36,715
Retained earnings                                    162,043                 158,828                  144,934
Debt related to ESOP                                 (2,980)                 (3,608)                  (3,935)
Accumulated other comprehensive loss:
Net unrealized loss on securities
available for sale                                  (20,640)                (16,041)                  (2,431)
                                                    --------                --------                  -------
Total shareholders' equity                           171,720                 165,306                  175,283
                                                     -------                 -------                  -------
Total liabilities and shareholders' equity        $2,782,568              $2,579,539               $2,601,561



                                                                     QUARTER ENDED
                                                                     -------------
                                            DEC. 31, 1999            SEPT. 30, 1999              DEC. 31, 1998
                                            -------------            --------------              -------------
CONSOLIDATED STATEMENT OF OPERATIONS

INTEREST INCOME
Loans receivable                              $36,297                    $32,826                    $31,773
Securities available for sale                  12,264                     12,237                     10,462
Securities held to maturity                     1,096                      1,096                      1,259
Other                                             724                         58                      1,582
                                                  ---                         --                      -----
Total interest income                          50,381                     46,217                     45,076

INTEREST EXPENSE
Deposits                                       14,791                     13,773                     14,664
FHLB advances and other
borrowings                                      9,553                      8,582                      7,890
Securities sold under
agreements to repurchase                        2,445                      1,919                      1,930

                                         18


Trust preferred securities                        494                         --                         --
                                                  ---                         --                         --
Total interest expense                         27,283                     24,274                     24,484
Net interest income before
provision for losses on loans                  23,098                     21,943                     20,592
Provision for losses on loans                     550                        502                        498
                                                  ---                        ---                        ---



                                          DEC. 31, 1999            SEPT. 30, 1999              DEC. 31, 1998
                                          -------------            --------------              -------------
Net interest income after
provision for losses on
loans                                         22,548                     21,441                     20,094

NON-INTEREST INCOME
Gain on sale on loans                             71                        338                      4,070
Service fees                                   2,744                      2,851                      2,661
Investment product fees and                      634                        959                        590
insurance commissions
Gain (loss) on sale of securities                 --                         --                      (160)
available for sale
Other                                            841                        688                        680
                                                 ---                        ---                        ---
Total non-interest income                      4,290                      4,836                      7,841

NON-INTEREST EXPENSE
Compensation and employee benefits            10,219                      9,759                      9,131
General and administrative                     4,387                      4,014                      3,954
Occupancy                                      2,516                      2,530                      2,303
Data processing                                1,258                      1,200                      1,084
Loss from real estate write-downs
and operations                                    63                         43                        301
                                                  --                         --                        ---
Total non-interest expense                    18,443                     17,546                     16,773
Income before federal income taxes            $8,395                     $8,731                    $11,162
FEDERAL INCOME TAX EXPENSES
                                               2,933                      2,941                      3,794
                                               -----                      -----                      -----
NET INCOME                                    $5,462                     $5,790                     $7,368
BASIC NET INCOME PER SHARE                     $0.34                      $0.37                      $0.47


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DILUTED NET INCOME PER SHARE                   $0.34                      $0.37                      $0.46


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